Citigroup Inc.
January 15, 2013
Medium-Term Senior Notes, Series H
Offering Summary No. 2013-CMTNH0003
Relating to Preliminary Pricing Supplement No. 2013- CMTNH0003 dated January 15, 2013 to Registration Statement No. 333-172562
Filed pursuant to Rule 433

Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes Due January  , 2028

These notes offer contingent quarterly interest payments at a rate that may be as high as 5.75% per annum or as low as 0.00% per annum for any given quarter, depending on the levels of both 3-month U.S. Dollar LIBOR and the S&P 500® Index on each elapsed day during that quarter.  Contingent interest will accrue on the notes at a rate of 5.75% per annum only for each day on which both (i) the level of 3-month U.S. Dollar LIBOR is within the LIBOR reference rate range specified below and (ii) the closing level of the S&P 500® Index is greater than or equal to the index reference level specified below.  No interest will accrue on the notes on any day on which either of those conditions is not met.  If either of those conditions is not met on each day for an entire quarter, the notes will not pay any interest for that quarter.  If either of those conditions is not met on any day during a quarter, the interest payable for that quarter will be less, and possibly significantly less, than 5.75% per annum.  Accordingly, investors in the notes will be subject to risks associated with both 3-month U.S. Dollar LIBOR and the S&P 500® Index and may be negatively affected by adverse movements in either regardless of the performance of the other.

We have the right to call the notes on any interest payment date commencing two years after issuance of the notes.  If we do not call the notes, the notes have a term of 15 years. The notes are unsecured senior debt securities issued by Citigroup Inc. The notes are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Underlying index:	S&P 500® Index
LIBOR reference rate:
On any day, the level of 3-month U.S. Dollar LIBOR appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time, on such day, or if not available on such day, as set forth under “accrual day” below.

Pricing date:	January , 2013 (expected to be January 22, 2013)
Original issue date:	January , 2013 (three business days after the pricing date)
Maturity date:	Unless earlier redeemed, January , 2028 (expected to be January 25, 2028)
Payment at maturity:	$1,000 per note, plus any accrued and unpaid interest
Interest payment:	For each quarterly accrual period, the notes will pay a contingent coupon at an annual rate equal to: 5.75% per annum × Accrual days during that accrual period Elapsed days during that accrual period
Interest payment dates:	The day of each January, April, July and October (expected to be the 25th day), beginning April , 2013 (expected to be April 25, 2013).
Accrual period:
The period from and including January    , 2013 (expected to be January 25, 2013) to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date.

Accrual day:
An elapsed day on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing level of the underlying index is greater than or equal to the index reference level.

For the last four business days in an accrual period, the LIBOR reference rate and the closing level of the underlying index will not be observed and will be assumed to be the same as the LIBOR reference rate or the closing level of the underlying index, as applicable, on the elapsed day immediately preceding such unobserved days. If the LIBOR reference rate or the closing level of the underlying index is not available on an elapsed day for any reason (including weekends and holidays), then the LIBOR reference rate and the closing level of the underlying index for such elapsed day will be assumed to be the same as the LIBOR reference rate or the closing level of the underlying index, as applicable, on the elapsed day immediately preceding such elapsed day.

Elapsed day:	Each calendar day during the relevant accrual period
Index reference level:	75% of the closing level of the underlying index on the pricing date
LIBOR reference rate range:	0.00% to 6.00%, inclusive
Call right:
We may call the notes, in whole and not in part, for mandatory redemption on any quarterly interest payment date beginning on January    , 2015 (expected to be January 25, 2015) upon not less than five business days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the stated principal amount of notes you then hold on that interest payment date, plus accrued and unpaid interest, if any. If we call the notes prior to maturity, you will not receive any additional interest payments following the redemption.

CUSIP / ISIN:	1730T0RA9 / US1730T0RA96
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal. See “Plan of distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.
Underwriting fee and issue price:	Price to Public	Underwriting Fee(1)	Proceeds to Issuer(1)
Per security	$1,000.00	$35.00	$965.00
Total	$	$	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $35.00 for each $1,000 note sold in this offering. The actual underwriting fee per note will be equal to the selling concession provided to selected dealers, as described in this paragraph.  The per note proceeds to Citigroup Inc. above represents the minimum per note proceeds to Citigroup Inc., assuming the maximum per note underwriting fee. From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $20.00 for each $1,000 note they sell. Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a variable selling concession of up to $35.00 for each $1,000 note they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” in this offering summary and “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.
Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 3.
The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Citigroup Inc.

Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes
Due January    , 2028

Additional Information

Citigroup Inc. has filed a registration statement (including a preliminary pricing supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172562) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, you can request the accompanying preliminary pricing supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

The complete terms of the notes are set forth in the accompanying preliminary pricing supplement, prospectus supplement and prospectus, which may be accessed via the hyperlinks set forth below.  These documents contain important disclosures that are not contained in this offering summary.  In addition, the accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this offering summary or the accompanying preliminary pricing supplement.  It is important that you read the accompanying preliminary pricing supplement, underlying supplement, prospectus supplement and prospectus together with this offering summary before deciding whether to invest in the notes.  Certain terms used but not defined in this offering summary are defined in these documents.

Preliminary Pricing Supplement dated January 15, 2013:
http://www.sec.gov/Archives/edgar/data/831001/000095010313000292/dp35345_424b2-red.htm

Underlying Supplement No. 2 dated December 27, 2012:
http://www.sec.gov/Archives/edgar/data/831001/000095010312006948/dp35034_424b2-underlying.htm

Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011:
http://sec.gov/Archives/edgar/data/831001/000119312512509203/d448811d424b2.htm

Hypothetical Quarterly Interest Payments

The table below presents examples of hypothetical interest rates at which interest would accrue on the notes during any quarterly accrual period based on the number of elapsed days and accrual days in that accrual period.

For illustrative purposes, the table assumes an accrual period that contains 90 elapsed days.  The example below is for purposes of illustration only and would provide different results if a different assumption was made.

The actual interest payments will depend on the actual number of elapsed days during the relevant accrual period and both the actual LIBOR reference rate and the actual closing level of the underlying index on each elapsed day. The applicable contingent quarterly coupon for each accrual period will be determined on a per-annum basis but will apply only to that accrual period. The table is based on the following terms:

Contingent accrual rate:	5.75% per annum
LIBOR reference rate range:	0.00% to 6.00%, inclusive
Index reference level:	75% of the closing level of the underlying index on the pricing date

Hypothetical Number of Days the LIBOR Reference Rate Is Within the LIBOR Reference Rate Range and the Underlying Index Is Greater Than or Equal to the Index Reference Level (i.e., Accrual Days) During an Accrual Period
	Hypothetical Contingent Quarterly Coupon Rate (per Annum)	Hypothetical Quarterly Interest Payment per $1,000 Note
0	0.00%	$0.00
1	0.06%	$0.16
10	0.64%	$1.60
15	0.96%	$2.40
20	1.28%	$3.19
25	1.60%	$3.99

January 2013	Page 2

Citigroup Inc.

Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes
Due January    , 2028

30	1.92%	$4.79
35	2.24%	$5.59
40	2.56%	$6.39
45	2.88%	$7.19
50	3.19%	$7.99
55	3.51%	$8.78
60	3.83%	$9.58
65	4.15%	$10.38
70	4.47%	$11.18
75	4.79%	$11.98
80	5.11%	$12.78
85	5.43%	$13.58
90	5.75%	$14.38

Risk Factors

You should read the risk factors below together with the description of risks relating to the underlying index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. Certain terms used in this section have their meanings set forth in the accompanying preliminary pricing supplement.

▪
The notes do not provide for regular interest payments. The terms of the notes differ from those of ordinary debt securities in that they do not provide for regular fixed payments of interest.  Subject to our right to call the notes, interest, if any, will accrue during each quarterly accrual period at an annual rate of 5.75%, but only for each day during the applicable accrual period on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing level of the underlying index is greater than or equal to the index reference level.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing level of the underlying index is less than the index reference level, then no interest will accrue on the notes for that accrual period and you will not receive any interest payment on the related interest payment date.  Additionally, if either the LIBOR reference rate is outside the LIBOR reference rate range or the closing level of the underlying index is less than the index reference level on any elapsed day during a particular accrual period, the per annum interest payable for that accrual period, if any, will be less, and possibly significantly less, than 5.75%.  Thus, the notes are not a suitable investment for investors who require regular fixed income payments, since the interest payments are variable and may be zero.

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The interest rate payable on the notes is dependent on both the LIBOR reference rate and the closing level of the underlying index, and may be negatively affected by adverse movements in either regardless of the performance of the other. The amount of interest you receive, if any, will depend on the performance of both 3-month U.S. Dollar LIBOR and the underlying index.  It is impossible to predict whether 3-month U.S. Dollar LIBOR and the underlying index will rise or fall or what their relationship will be.  The scenario in which the notes pay the greatest interest is that in which both (i) the LIBOR reference rate remains consistently within the LIBOR reference rate range and (ii) the closing level of the underlying index remains consistently greater than or equal to the index reference level. In all other scenarios—(i) where the LIBOR reference rate remains consistently outside the LIBOR reference rate range; or (ii) where the closing level of the underlying index remains consistently less than the index reference level—the notes will pay low or no interest. For example, even if the LIBOR reference rate is within the LIBOR reference rate range for an entire accrual period, no interest will be payable on the notes if the closing level of the underlying index is less than the index reference level on each day during the related accrual period.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of Citigroup Inc. of comparable maturity.

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The notes are subject to our redemption right.  The term of the notes, and thus your opportunity to accrue interest at 5.75% per annum if both (i) the LIBOR reference rate is consistently within the LIBOR reference rate

January 2013	Page 3

Citigroup Inc.

Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes
Due January    , 2028

range and (ii) the closing level of the underlying index is consistently greater than or equal to the index reference level on elapsed days, may be limited by our right to redeem the notes at our option on any interest payment date beginning on January    , 2015 (expected to be January 25, 2015).  The term of your investment in the notes may be limited to as short as two years.  If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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The notes will not be listed on any securities exchange and you may not be able to sell your notes prior to maturity.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.

Citigroup Global Markets Inc. (“Citigroup Global Markets”) intends to make a secondary market in relation to the notes and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets shall be determined in Citigroup Global Markets’ sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the notes and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the notes until the maturity date. Where a market does exist, to the extent that an investor wants to sell the notes, the price may, or may not, be at a discount from the stated principal amount.

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The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to Its credit ratings and credit spreads may adversely affect the value of the notes.  You are subject to the credit risk of Citigroup Inc.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

▪
The notes may be riskier than notes with a shorter term.  The notes have a fifteen-year term, subject to our right to redeem the notes beginning on January    , 2015 (expected to be January 25, 2015).  By purchasing notes with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased notes with a shorter term. Specifically, you will be negatively affected if the LIBOR reference rate falls outside the LIBOR reference rate range or if the closing level of the underlying index falls below the index reference level. If either (i) the LIBOR reference rate is outside the LIBOR reference rate range or (ii) the closing level of the underlying index is less than the index reference level on each day during an entire accrual period, you will be holding the equivalent of a long-dated debt instrument that does not pay any interest. Therefore, assuming the notes have not been called and that (i) the LIBOR reference rate falls outside the LIBOR reference rate range or (ii) the closing level of the underlying index decreases by more than 25% relative to the closing level of the underlying index on the pricing date, the value of your notes will be lower than the value of a comparable note with a shorter term and otherwise similar terms.

▪
3-Month U.S. Dollar LIBOR will be affected by a number of factors.  The amount of interest payable, if any, will depend, in part, on 3-month U.S. Dollar LIBOR.  A number of factors can cause changes in the level of 3-month U.S. Dollar LIBOR, including, among other things: perceptions about future levels of 3-month U.S. Dollar LIBOR, general economic conditions in the United States, prevailing market interest rates and policies of the Federal Reserve Board regarding interest rates.  Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  For example, an increase by the Federal Reserve Board in the federal funds target rate has historically been associated with an increase in the level of 3-month U.S. Dollar LIBOR.  However, you should also understand that 3-month U.S. Dollar LIBOR is affected by factors other than the federal funds target rate, such that 3-month U.S. Dollar LIBOR may increase outside of the LIBOR reference rate range, negatively impacting the interest rate on the notes, even if the federal funds target rate remains at current low levels.  Further, the above and other factors may also have a negative impact on the value of the notes generally.

▪
The level of the LIBOR reference rate and the level of the underlying index will affect our decision to call the notes.  Beginning on January    , 2015 (expected to be January 25, 2015), it is more likely that we will call the notes prior to the maturity date if (i) the LIBOR reference rate is within the LIBOR reference rate range, (ii) the closing level of the underlying index is greater than or equal to the index reference level and (iii) the quarterly interest payment on the notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Inc. of

January 2013	Page 4

Citigroup Inc.

Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes
Due January    , 2028

comparable maturity.  If we call the notes, you may not be able to invest in other securities with a similar yield and level of risk.  Other factors may also influence our decision to call the notes, including, but not limited to, our outlook on the future performance of the LIBOR reference rate and the underlying index and current and expected future volatility of equities and interest rates generally.

▪
The value of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in any secondary market that may develop and the price, if any, at which Citigroup Global Markets may be willing to purchase or sell the notes in the secondary market, including: the level and volatility of LIBOR, the level, volatility and dividend yield of the underlying index, interest and yield rates generally, time remaining to maturity of the notes, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

You cannot predict the future performance of 3-month U.S. Dollar LIBOR or the S&P 500® Index based on their historical performance.  The LIBOR reference rate may increase and may be outside the LIBOR reference rate range or the level of the underlying index may decrease and be below the index reference level on every elapsed day so that you will receive no return on your investment.  There can be no assurance that both (i) the LIBOR reference rate will be within the LIBOR reference rate range and (ii) the closing level of the underlying index will be greater than or equal to the index reference level on any elapsed day so that you will receive a coupon payment on the notes for any accrual period.  See “Information about 3-Month U.S. Dollar LIBOR—Historical Data” and “Information about the Underlying Index—Historical Data” below.

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Investing in the notes is not equivalent to investing in LIBOR.  Each quarterly interest payment will depend on a fixed rate multiplied by the number of days in a given accrual period where both the LIBOR reference rate is within the LIBOR reference rate range and the underlying index is greater than or equal to the index reference level and divided by the total number of days in such accrual period.  Therefore, each quarterly interest payment will not track the actual level of the LIBOR reference rate.  Accordingly, the notes are not a suitable investment for investors who are looking to receive interest payments directly tracking the LIBOR reference rate.

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Investing in the notes Is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index. Investors will not participate in any appreciation of the underlying index over the term of the investment.

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Adjustments to the underlying index could adversely affect the value of the notes.  S&P Dow Jones Indices LLC, the underlying index publisher, may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. The underlying index publisher may also discontinue or suspend calculation or publication of the underlying index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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You will have no rights against the publisher of the LIBOR reference rate or the underlying index publisher.  You will have no rights against the publisher of the LIBOR reference rate or the underlying index publisher, even though the amount you receive on an interest payment date will depend upon the level of the LIBOR reference rate and the closing level of the underlying index. The publisher of the LIBOR reference rate and the underlying index publisher are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

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The inclusion of underwriting fees and projected profit from hedging in the issue price Is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price for the notes is also likely to be reduced by the costs of unwinding the related hedging transactions.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

January 2013	Page 5

Citigroup Inc.

Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes
Due January    , 2028

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The calculation agent, which Is an affiliate of ours, will make determinations with respect to the notes. Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the number of accrual days and the amount of any interest payment to you, as well as any amount payable to you upon early redemption or at maturity.  Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the selection of a successor index or calculation of the closing level in the event of discontinuance of the underlying index, may adversely affect one or more payments to you on the notes.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes.  One or more of our affiliates expect to hedge our obligations under the notes and will carry out hedging activities related to the notes (and to other instruments linked to the LIBOR reference rate, the underlying index or its components stocks), including trading in stocks included in the underlying index and/or in instruments, such as options, swaps or futures, related to the LIBOR reference rate and/or the underlying index and/or stocks included in the underlying index.  Our affiliates also trade in stocks included in the underlying index and/or in instruments related to the LIBOR reference rate and/or the underlying index and/or stocks included in the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities during the term of the notes could adversely affect the level of the underlying index and LIBOR reference rate on any elapsed day and, accordingly, whether an elapsed day is also an accrual day and we pay a quarterly coupon on the notes.

January 2013	Page 6

Citigroup Inc.

Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes
Due January    , 2028

Information about 3-Month U.S. Dollar LIBOR

3-month U.S. Dollar LIBOR is a daily reference rate fixed in U.S. Dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market.

Historical Information

The following graph illustrates the historical performance of 3-month U.S. Dollar LIBOR based on the level thereof on each day such level was available from January 2, 2008 through January 14, 2013.  We obtained the information in the graph below from Bloomberg L.P., without independent verification.  Historical data on 3-month U.S. Dollar LIBOR are not indicative of the future performance of 3-month U.S. Dollar LIBOR or what the value of the notes or any payments to you on the notes may be.

The level of 3-month U.S. Dollar LIBOR for January 14, 2013 was 0.3040%.

Information about the Underlying Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets.  It is calculated and maintained by S&P Dow Jones Indices LLC.  The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index, including certain risks that are associated with an investment linked to the underlying index.

Historical Data

The following graph shows the closing level of the S&P 500® Index for each day such level was available from January 2, 2008 through January 14, 2013.  We obtained the information in the graph below from Bloomberg L.P., without independent verification.  Historical data on the S&P 500® Index are not indicative of the future performance of the S&P 500® Index or what the value of the notes or any payments to you on the notes may be.

On January 14, 2013, the closing level of the underlying index was 1,470.68.

January 2013	Page 7

Citigroup Inc.

Callable 3-Month U.S. Dollar LIBOR and S&P 500® Index Linked Range Accrual Notes
Due January    , 2028

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes.  Under this treatment, if you are a U.S. Holder (as defined in the accompanying prospectus supplement), stated interest on the notes will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of tax accounting.  Upon the sale or other taxable disposition of a note, you generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than amounts attributable to accrued interest, which will be treated as interest income) and your adjusted tax basis in the note.  Your adjusted tax basis in a note will generally equal the amount you paid to acquire the note. Such gain or loss generally will be long-term capital gain or loss if you held the note for more than one year at the time of disposition.

Subject to the discussion in the accompanying prospectus supplement regarding “FATCA,” if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement), you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or with respect to the notes if you comply with the applicable certification requirements.  Special rules apply if (i) your income on the notes is effectively connected with the conduct of a U.S. trade or business; or (ii) you are an individual present in the United States for 183 days or more in a taxable year.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement and the section entitled “United States Federal Income Tax Considerations” in the accompanying preliminary pricing supplement.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

January 2013	Page 8